Exhibit 99.2

April 26, 2012

Dear Fellow Shareholders:

Auto pioneer Henry Ford said “Anyone who stops learning is old, whether at twenty or eighty. Anyone who keeps learning stays young.”

Such is the case with Farmers National Banc Corp. We celebrated the 125th anniversary of our company during the first quarter of 2012, and there is no doubt Farmers has the institutional wisdom that comes with its impressive age. However, as you will see in the news items below, Farmers continues to be young at heart; learning new and better ways to serve our valued customers and shareholders. It is the timeless pursuit of excellence in banking that makes Farmers even more relevant now in our community—as an “old” institution– than perhaps it was 125 years ago.

I have enclosed the first quarter earnings release for your complete review. In addition, I would like to take the opportunity to highlight a few first quarter activities that contributed to our positive financial results.

2012 First Quarter Business Highlights:

Branch Updates

Howland Branch

In July 2012, our Trumbull County flagship office will open showcasing our retail, wealth management, investment and lending services. This new branch will enable us to complete the Trumbull County geographic footprint by providing services to a demographic segment we were not previously reaching. This strategy is part of the overall growth plan to capture a larger portion of the Trumbull County market share.

Canton’s New Office

To better serve our Stark County customers’ banking needs, we are relocating our Farmers National Bank Canton branch from 1225 North Main Street to our new location at 4518 Fulton Drive NW, pending OCC approval. Conveniently located near the Westfield Belden Village Mall, our new, larger branch will allow us the space to offer additional banking services such as private banking and investment services, in the future. It will also enable us to provide the benefits of an upgraded facility and additional parking. The relocation is slated for the summer of 2012.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Positive Survey Results

During the first quarter, Farmers National Bank completed a customer survey to ensure that customer and management perceptions are in alignment. The comprehensive survey asked business and personal banking customers several questions that focused on three main themes: quality of service, quality of products and overall satisfaction. I am extremely proud and humbled to learn that we received an unprecedented 97% satisfaction rating. With results so favorable, we plan on communicating this valuable information through future branding campaigns.

Other highlights include: 98% of personal banking customers and 97.5% of business banking customers believe Farmers National Bank works to make our community a better place and 98% of personal banking customers and 96.5% of business banking customers believe Farmers National Bank is a well-capitalized, financially strong bank.

Shale Resource Team

In response to the impact oil and gas exploration is having on the region’s economic development, Farmers National Bank has created a Shale Resources Team comprised with banking professionals, accountants and investment experts. The Farmers Shale Resource Team has the expertise needed to assess a customer’s needs by managing new shale profits and assets, monitoring marketplace conditions and presenting customers with savings and investment options. Farmers National Bank wants to ensure our communities are well protected and looks forward to guiding our customers who have benefited from recent and future oil and gas developments.

Conclusion/Outlook

New offices, new insights and new opportunities. The first quarter of 2012 has set a positive tone for the remainder of the year. In its long history, Farmers has experienced many business cycles. Our experience tells us we are at the beginning of an exciting time of growth, while our youthful attitude keeps us open to all the new possibilities of tomorrow’s economy.

Thank you for your continued support and I welcome any questions and comments you may have regarding this information.

Sincerely,

John S. Gulas

President & Chief Executive Officer

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com